Exhibit 99.1

EARNINGS RELEASE	October 19, 2006

NORTHWEST PIPE REPORTS QUARTERLY RESULTS;

RECORD SALES AND BACKLOG

Portland, Oregon, October 19, 2006. Northwest Pipe Company (NASDAQ: NWPX) today announced record quarterly sales of $92.4 million for the third quarter of 2006. “All three of our business groups increased their sales over the same period last year,” said Brian Dunham, president and chief executive officer. “In addition to the record sales recorded in the third quarter of 2006, our backlog at the end of the quarter was also at a record high of approximately $195 million. This is a 55% increase when compared to the third quarter last year.” Net income for the quarter was $4.1 million, or $0.57 per diluted share, compared to $4.0 million, or $0.56 per diluted share, in the third quarter of 2005.

Water Transmission

Sales in the Water Transmission Group were $65.5 million in the third quarter of 2006, compared to $61.8 million for the third quarter last year. The gross profit for this Group was $12.7 million, or 19.4% of sales, consistent with our results over the same period last year. “While our margin percentage was slightly below last year’s, it did trend up from the second quarter as expected. We anticipate a small improvement in margin again in the fourth quarter,” said Dunham.

Tubular Products

The Tubular Products Group’s sales were $22.3 million in the third quarter of 2006, compared to $20.5 million reported for the third quarter last year. Gross profit was $2.2 million for the quarter compared to $1.1 million in the third quarter of 2005. Gross profit as a percent of sales was 10.1% in the third quarter of 2006, compared to 5.3% for the same period in 2005.

Fabricated Products

The Fabricated Products Group generated sales of $4.7 million during the quarter compared to $4.5 million in the third quarter of 2005. Gross profit was $243,000 compared to $454,000 for the same quarter last year. “Gross profit decreased as pricing became more aggressive in our propane tank markets. We have completed the expansion of our Monterrey, Mexico facility and expect to start showing increasing sales and improving margins as we add new products to this Group later this year,” said Dunham.

Backlog and Outlook

The backlog at September 30, 2006 was $195 million. “Bidding activity in the third quarter for the Water Transmission Group was strong as expected and led to our record backlog. We expect fourth quarter bidding activity to continue to be very positive and production to continue at, or slightly higher than, current levels into the fourth quarter and next year. Revenues in the fourth quarter, however, may decrease slightly from current results due to holidays and possible weather issues. If bidding activity continues as forecasted,” Dunham continued, “we should end the year with a new record backlog.”

Tubular products demand should continue to be steady through the end of the year. In spite of a normal shift in our product mix due to seasonality, we expect margins in the fourth quarter to be consistent with the third quarter. “The upgrade at our Atchison division is on track to be completed by the end of the year,” said Dunham. “We expect to start producing a broader range of energy products when this is completed, which will help drive our growth in 2007.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe and other products in three business groups. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Backlog and Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer 503-946-1200

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net Sales:
Water Transmission	$65,481	$61,747	$172,771	$177,743
Tubular Products	22,272	20,486	63,765	62,932
Fabricated Products	4,665	4,521	12,556	11,263

Net Sales	92,418	86,754	249,092	251,938
Cost of Sales:
Water Transmission	52,756	49,038	140,057	142,242
Tubular Products	20,030	19,410	56,961	58,972
Fabricated Products	4,422	4,067	11,596	10,563

Total Cost of Sales	77,208	72,515	208,614	211,777
Gross Profit:
Water Transmission	12,725	12,709	32,714	35,501
Tubular Products	2,242	1,076	6,804	3,960
Fabricated Products	243	454	960	700

Gross Profit	15,210	14,239	40,478	40,161
Selling, General and Administrative	6,989	6,633	20,298	19,166
Gain on Sale of Asset	—	—	(7,674)	—

Operating Income	8,221	7,606	27,854	20,995
Interest Expense	1,832	1,897	5,320	5,499

Income Before Income Taxes	6,389	5,709	22,534	15,496
Provision for Income Taxes	2,310	1,733	8,494	5,501

Net Income	$4,079	$3,976	$14,040	$9,995

Basic Earnings per Share	$0.59	$0.58	$2.05	$1.48

Diluted Earnings per Share	$0.57	$0.56	$1.97	$1.42

Shares Used in Per Share Calculation:
Basic	6,866	6,822	6,854	6,762

Diluted	7,162	7,112	7,139	7,050

NORTHWEST PIPE COMPANY

SELECTED BALANCE SHEET AND OTHER DATA

(Dollar amounts in thousands)

	September 30, 2006	December 31, 2005
Assets:
Cash and Cash Equivalents	$99	$133
Trade and Other Receivables, Net	67,056	64,538
Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts	67,701	73,161
Inventories	66,273	51,070
Other Current Assets	3,716	7,435

Total Current Assets	204,845	196,337
Property and Equipment, Net	133,574	117,369
Other Assets	25,532	24,779

Total Assets	$363,951	$338,485

Liabilities:
Current Maturities of Long-Term Debt	$9,571	$9,361
Accounts Payable	48,092	28,914
Accrued Liabilities	9,491	7,634

Total Current Liabilities	67,154	45,909
Long-Term Note Payable to Financial Institution	34,589	41,353
Other Long-Term Debt, Less Current Maturities	53,018	53,578
Other Liabilities	34,893	38,180

Total Liabilities	189,654	179,020
Stockholders’ Equity	174,297	159,465

Total Liabilities and Stockholders’ Equity	$363,951	$338,485

Other Data:
Working Capital	$137,691	$150,428
Capital Expenditures	20,600	18,502
Depreciation and Amortization	2,751	5,451
Debt as a Percent of Capitalization	35.8%	39.5%